Exhibit 99.2

Media: James Robinson | +1 901 597 7521 | james.robinson@servicemaster.com

Investors: Jesse Jenkins | +1 901 597 8295 | jesse.jenkins@servicemaster.com

ServiceMaster Continues to Enhance Its  Commercial Capabilities With the Acquisition of Two Important Commercial Pest Control Companies

Memphis, Tenn. (October 22, 2019) —  ServiceMaster (NYSE: SERV), a leading provider of pest control, restoration and cleaning services to residential and commercial customers, today announced the recent acquisitions of Gregory Pest Solutions and McCloud Services, two of Copesan’s largest service provider partners. Gregory is an established and respected regional pest management company based in the Carolinas, and ranks 30th on the PCT Top 100; and McCloud is a 100-year-old, pest management company covering the Midwest, ranking 31st on that same list.

“We continue to deliver on our commitment to build an industry-leading commercial pest business, starting with our Copesan acquisition in 2018, and followed by the acquisitions of other Copesan providers such as Assured Environments and Cooper Pest Control," said Nik Varty, CEO of ServiceMaster. “We are excited to continue our progress by welcoming two additional providers in Gregory and McCloud. These acquisitions are helping us build a multi-brand service network while strategically adding incredible commercial talent and capabilities to differentiate ourselves in the eyes of our customers, and to take advantage of having the most recognized and preferred brands in the commercial sector."

“The Gregory and McCloud acquisitions accelerate this commercial journey,” continued Varty. “By adding extremely talented industry experts with strong capabilities in a variety of commercial sectors such as farm-to-table and multifamily housing, we add to our previous capabilities in the areas of national accounts management, bed bug treatments, and urban pest solutions.”

“We firmly believe that it’s been our core value of taking care of people, both the employees and our customers, that has made Gregory Pest Solutions the success it is today, said Phil Gregory, founder and CEO of the company. “As a Copesan partner, we had the opportunity to experience how ServiceMaster conducts its business. It is because of the shared commitment to caring that we chose to partner with ServiceMaster.”

“Our employees care very much about the customers we serve,” said Chris McCloud, CEO of McCloud Services. “It is why ServiceMaster and their commercial pest business were interested in us, and why we saw them as the best partners for our future. The advantages of being part of a leading global business offers more opportunities for our employees as well as our customers.”

ServiceMaster will retain the management teams and brands of both organizations as it looks to strengthen its focus on integrated commercial pest management. Ben Walker will continue to be president of Gregory Pest Solutions. In addition to this responsibility, he will be the Southeast area leader of commercial pest operations, reporting to Greg Rutherford, president of Terminix Commercial. This follows the recent announcement that Andrew Klein, former CEO of Assured Environments, will serve as Northeast area leader of commercial pest, reporting to Rutherford. Stephanie and Chris will also continue in their leadership roles for McCloud Services, which will take a leading position as part of our Midwest division. The management teams of both businesses will also have continuing roles in the respective divisional management teams.

McCloud Services was advised by Lance Tullius of LR Tullius, Inc.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets,  operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest management), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

About McCloud Services

McCloud Services was founded in 1904 and continues to be headquartered in Elgin, Illinois. The company is the largest pest control company in Illinois and has grown to more than 200 employees, providing services through 10 locations around the Midwest including Illinois, Indiana, Kentucky, Kansas, Iowa, Missouri, Mississippi, Tennessee, Wisconsin and Ohio. McCloud is a leader in integrated pest management solutions in the food supply chain of custody, health care, hospitality, property management and retail industries. Visit www.mccloudservices.com for more information.

About Gregory Pest Solutions

Gregory Pest Solutions was founded in 1972 by Phil and Sara Gregory. Now the 30th largest pest control company in the country, and headquartered in Greenville, South Carolina, the 267 employees cover a eleven-state area including Alabama, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and Washington, D.C. Visit www.smarterpestcontrol.com/ for more information.

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